   =========================================================================

                          PURCHASE AND SALE AGREEMENT

   =========================================================================



                                  By and Among

                           Deepwater Holdings, L.L.C.
                                    (Seller)

                                      and

                      Enterprise Products Operating L.P.,

                          Shell Gas Transmission, LLC,

                                      and

                         Starfish Pipeline Company, LLC
                                    (Buyers)



                     ======================================


                          Covering the Acquisition of


                       Stingray Pipeline Company, L.L.C.,

                    West Cameron Dehydration Company, L.L.C.

                                      and

                     East Breaks Gathering Company, L.L.C.
                              (Acquired Companies)



                     ======================================

                                December 8, 2000


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                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
1.  Definitions.............................................................1

2.  Purchase and Sale.......................................................9
    (a)   Sale of Acquired Interest.........................................9
    (b)   Purchase Price....................................................9
    (c)   The Closing.......................................................9
    (d)   Deliveries at the Closing.........................................9
    (e)   Acquired Company Obligations Assumption..........................10
    (f)   Post-Closing Adjustment..........................................10
    (g)   Acquired Company Excluded Assets.................................12

3.  Representations and Warranties Concerning the Transaction..............12
    (a)   Representations and Warranties Concerning the Seller.............12
    (b)   Representations and Warranties of the Buyers.....................13

4.  Representations and Warranties Concerning each Acquired Company........15
    (a)   Organization, Qualification, Company Power, Capitalization.......15
    (b)   Noncontravention.................................................15
    (c)   Brokers' Fees....................................................16
    (d)   Title to Tangible Assets.........................................16
    (e)   Financial Statements.............................................16
    (f)   Material Change..................................................16
    (g)   Legal Compliance.................................................17
    (h)   Tax Matters......................................................17
    (i)   Contracts and Commitments........................................18
    (j)   Litigation.......................................................18
    (k)   Environmental Matters............................................18
    (l)   Permits..........................................................20
    (m)   Employee Matters.................................................20
    (n)   Disclaimer of Representations and Warranties Concerning
          Personal Property, Equipment, and Fixtures.......................20
    (o)   East Breaks Obligations..........................................20
    (p)   West Cameron Operations..........................................21

5.  Pre-Closing Covenants..................................................21
    (a)   General..........................................................21
    (b)   Notices and Consents.............................................21
    (c)   Operation of Business............................................21
    (d)   Full Access......................................................22
    (e)   Intercompany Transactions........................................23
    (f)   Seller Loan Document Obligations and Liens.......................23

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    (g)   Reorganization...................................................23
    (h)   Key Employees....................................................24

6.  Post-Closing Covenants.................................................24
    (a)   General..........................................................24
    (b)   Litigation Support...............................................25
    (c)   Surety Bonds; Guarantees.........................................25
    (d)   Delivery and Retention of Records................................25
    (e)   Removal of Decals, Logos and Signs...............................25
    (f)   Governmental Approvals...........................................26

7.  Conditions to Obligation to Close......................................26
    (a)   Conditions to Obligation of the Buyers...........................26
    (b)   Conditions to Obligation of the Seller...........................27

8.  Remedies for Breaches of this Agreement................................27
    (a)   Survival of Representations, Warranties and Certain Covenants....27
    (b)   Indemnification Provisions for Benefit of the Buyers.............28
    (c)   Indemnification Provisions for Benefit of the Seller.............29
    (d)   Matters Involving Third Parties..................................30
    (e)   Determination of Amount of Adverse Consequences..................31
    (f)   Tax Treatment of Indemnity Payments..............................31

9.  Tax Matters............................................................32
    (a)   Post-Closing Tax Returns.........................................32
    (b)   Pre-Closing Tax Returns..........................................32
    (c)   Straddle Periods.................................................32
    (d)   Straddle Returns.................................................32
    (e)   Claims for Refund................................................33
    (f)   Indemnification..................................................33
    (g)   Cooperation on Tax Matters.......................................33
    (h)   Certain Taxes....................................................33
    (i)   Confidentiality..................................................34
    (j)   Audits...........................................................34
    (k)   Control of Proceedings...........................................34
    (l)   Powers of Attorney...............................................34
    (m)   Remittance of Refunds............................................34
    (n)   Purchase Price Allocation........................................35
    (o)   Closing Tax Certificate..........................................35
    (p)   Like-Kind Exchanges..............................................35

10. Termination............................................................35
    (a)   Termination of Agreement.........................................35
    (b)   Effect of Termination............................................36

11. Miscellaneous..........................................................36

                                     -ii-
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    (a)   Use of El Paso Energy and ANR Marks..............................36
    (b)   Insurance........................................................37
    (c)   Press Releases and Public Announcements..........................38
    (d)   No Third Party Beneficiaries.....................................38
    (e)   Succession and Assignment........................................38
    (f)   Counterparts.....................................................38
    (g)   Headings.........................................................38
    (h)   Notices..........................................................38
    (i)   Governing Law....................................................40
    (j)   Amendments and Waivers...........................................40
    (k)   Severability.....................................................40
    (l)   Transaction Expenses.............................................40
    (m)   Construction.....................................................40
    (n)   Incorporation of Exhibits and Schedules..........................40
    (o)   Entire Agreement.................................................41
    (p)   FTC Authorization................................................41

Exhibit A:   Form of Sponsor Agreement and Performance Guaranty
Exhibit B:   Form of Transition Services Agreement
Exhibit C:   Form of Assignment of Membership Interest


                                     -iii-
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                          PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") dated as of December 8, 2000 is by and among Deepwater Holdings, L.L.C., a Delaware limited liability company (the "Seller"), Enterprise Products Operating L.P., a Delaware limited partnership ("Enterprise"), Shell Gas Transmission, LLC, a Delaware limited liability company ("Shell"), and Starfish Pipeline Company, LLC, a Delaware limited liability company ("Starfish" together with Enterprise and Shell, the "Buyers" and individually, a "Buyer"). The Seller and each of the Buyers are sometimes referred to collectively herein as the "Parties" and individually as a "Party."

                                    RECITALS

         WHEREAS, the Seller owns a 100% membership interest (the "Acquired Interest") in each of Stingray Pipeline Company, L.L.C., a Delaware limited liability company ("Stingray"), West Cameron Dehydration Company, L.L.C., a Delaware limited liability company ("West Cameron"), and indirectly in East Breaks Gathering Company, L.L.C. ("East Breaks" together with Stingray and West Cameron, each an "Acquired Company");

         WHEREAS, Enterprise and Shell each own a 50% membership interest in Starfish; and

         WHEREAS, this Agreement contemplates a transaction in which Enterprise and Shell will cause Starfish to purchase, and the Seller will sell, all of the Seller's rights, title and interests in and to the Acquired Interest in return for the consideration specified herein.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.       Definitions.

         "Acquired Company" has the meaning set forth in the Recitals.

         "Acquired Company Excluded Assets" has the meaning set forth in
Section 2(g).

         "Acquired Company Obligations" has the meaning set forth in Section
2(e).

         "Acquired Interest" has the meaning set forth in the Recitals.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses, but excluding punitive (except as provided in Section 8 of this Agreement), exemplary, special or consequential damages.

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         "Adverse Environmental Event" means any breach of any representation or warranty of (i) the Seller contained in Section 4(k) herein and (ii) the Partnership contained in Section 4(k) of the Sailfish/Moray Purchase Agreement.

         "Adverse Event" means any breach of any representation, warranty or covenant of (i) the Seller contained herein (other than the covenants in Section 2 and the representations and warranties in Sections 3(a), 4(k), 4(o) and 4(p)) and (ii) the Partnership or El Paso Energy Partners Company contained in the Sailfish/Moray Purchase Agreement (other than the covenants in Section 2 and the representations and warranties in Sections 3(a) and 4(k)).

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act. For purposes of this Agreement, each of the Partnership and its Affiliates and ANR and its Affiliates are, and are deemed to be, Affiliates of the Seller.

         "Aggregate Purchase Price" means an amount equal to the sum of the Purchase Price as defined in this Agreement and the "Purchase Price" as defined in the Sailfish/Moray Purchase Agreement.

         "Agreement" has the meaning set forth in the preface.

         "ANR" means ANR Pipeline Company, a Delaware corporation.

         "ANR Marks" means the names "ANR Pipeline" and "Coastal" and other trademarks, service marks, and trade names owned by The Coastal Corporation and its respective Affiliates.

         "Assigned Interest" has the meaning set forth in Section 5(g).

         "Assignment of Membership Interest" means the assignment of membership interest in the form of Exhibit C.

         "Balance Sheet Date" has the meaning set forth in Section 4(e).

         "Buyer" or "Buyers" has the meaning set forth in the preface.

         "Buyer Indemnitees" means, collectively, the Buyers and their Affiliates and their officers (or persons performing similar functions), directors (or persons performing similar functions), employees, agents and representatives.

         "Closing" has the meaning set forth in Section 2(c).

         "Closing Date" has the meaning set forth in Section 2(c).

         "Closing Statement" has the meaning set forth in Section 2(f)(i).

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor Law.

         "Commitment" means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts that could

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
require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person's Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

         "Confidentiality Agreement" means collectively the Confidentiality Agreement between Enterprise and the Partnership dated October 16, 2000, and the Confidentiality Agreement between Shell and the Partnership dated October 27, 2000.

         "Deductible Amount" means an aggregate amount equal to 1% of the Aggregate Purchase Price.

         "East Breaks" has the meaning set forth in the Recitals.

         "El Paso Energy Marks" means the name "El Paso Energy" and other trademarks, service marks, and trade names owned by El Paso Energy Corporation and its respective Affiliates.

         "Encumbrance" means any mortgage, pledge, lien, charge, security interest, option, right of first refusal, preferential purchase right, easement or right-of-way.

         "Enterprise" has the meaning set forth in the preface.

         "Environmental Law" or "Environmental Laws" has the meaning set forth in Section 4(k).

         "Equity Interest" means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interest, and any Commitments with respect thereto, and (c) any other direct equity ownership or participation in a Person.

         "Financial Data" has the meaning set forth in Section 4(e).

         "FTC" has the meaning set forth in Section 3(a)(ii).

         "GAAP" means generally accepted accounting principles in the United States consistently applied.

         "Governmental Authority" means the United States and any state, county, city or other political subdivision, agency, court or instrumentality.

         "Hazardous Substances" means all materials, substances and wastes which are regulated under any Environmental Law or which may form the basis for liability under any Environmental Law.

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
         "Indebtedness for Borrowed Money" means other than Permitted Encumbrances, the Seller Loan Documents and the Stingray Lease, all obligations of Stingray or West Cameron to third persons for borrowed money relating to (a) any capital lease obligation, (b) any obligation (whether fixed or contingent) to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit (other than obligations under standby letters of credit securing performance under contracts or agreements of the Seller or its Affiliates), or (c) any guarantee with respect to indebtedness for borrowed money (of the kind otherwise described in this definition) of another Person, but excluding indebtedness among the Seller, its members or their Affiliates on the one hand, and Stingray or West Cameron, on the other.

         "Indemnified Party" has the meaning set forth in Section 8(d).

         "Indemnifying Party" has the meaning set forth in Section 8(d).

         "Key Employees" has the meaning set forth in Section 5(h).

         "Knowledge" means, in the case of the Seller, the actual knowledge of the individuals listed on Schedule 1(b) hereto without independent investigation or inquiry and, in the case of the Buyers, the actual knowledge of the individuals listed on Schedule 1(c) hereto without independent investigation or inquiry.

         "Laws" means any statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.

         "Legal Right" means the legal authority and right (without risk of liability, criminal, civil or otherwise), such that the contemplated conduct would not, to the extent arising from, related to or in any way connected with any of the NGPL Assets, including, without limitation, any contracts, agreements or arrangements related thereto, constitute a violation, termination or breach of, or require any payment or termination under, any contract or agreement, applicable Law, fiduciary, quasi-fiduciary or similar duty or any other obligation of or by any (i) of the Partnership, ANR, the Seller, or any Acquired Company or (ii) Affiliate of any Person described in (i) above.

         "Manta Ray Agreement" means the certain Letter Agreement Regarding Platforms at Ship Shoal Block 332 and South Timbalier Block 292 among Manta Ray Gathering Company, L.L.C., Shell Seahorse Company, Shell, Marathon Gas Transmission Inc. and Manta Ray Offshore Gathering Company, L.L.C., dated as of the date of this Agreement, as the same may be amended from time to time.

         "Material Adverse Effect" means any change or effect that, individually or in the aggregate with other changes or effects, is materially adverse to the businesses, operations and properties of each Acquired Company taken as a whole, provided that in determining whether a Material Adverse Effect has occurred, changes or effects relating to (i) the natural gas pipeline industry generally (including, but not limited to, the price of natural gas and the costs associated with the drilling and/or production of natural gas), (ii) United States or global economic conditions or


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
financial markets in general, or (iii) the transactions contemplated by this Agreement, shall not be considered.

         "Merger Agreement" means that certain Agreement and Plan of Merger dated as of January 17, 2000 by and between El Paso Energy Corporation, El Paso Merger Company and The Coastal Corporation, as amended, restated, supplemented or otherwise modified from time to time.

         "NGPL" means Natural Gas Pipeline Company of America, a Delaware corporation.

         "NGPL Assets" means the assets to be acquired by East Breaks pursuant to the terms of the NGPL Purchase Agreement.

         "NGPL Lateral Operating Agreement" means that certain Lateral Operating Agreement dated as of June 30, 1999, by and between NGPL and Stingray.

         "NGPL Purchase Agreement" means that certain Purchase and Sale Agreement dated as of June 30, 1999, by and between NGPL and Stingray, as amended on April 27, 2000, and May 11, 2000.

         "Net Decrease Amount" has the meaning set forth in Section 2(b)(ii).

         "Net Increase Amount" has the meaning set forth in Section 2(b)(ii).

         "Obligations" means duties, liabilities and obligations, whether vested, absolute or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.

         "Ordinary Course of Business" means the ordinary course of business consistent with the affected party's past custom and practice (including with respect to quantity and frequency).

         "Organizational Documents" means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

         "Partnership" means El Paso Energy Partners, L.P., a Delaware limited partnership.

         "Party" and "Parties" have the meanings set forth in the preface.

         "Permits" has the meaning set forth in Section 4(l).

         "Permitted Encumbrances" means any of the following: (i) any liens for Taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the Ordinary Course of Business, provided that adequate reserve accounts have been established in accordance with GAAP; (ii) any obligations or duties reserved to or vested in any municipality or

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other Governmental Authority to regulate any Subject Asset in any manner including all applicable Laws; (iii) mechanic's, materialmen's, and similar liens; (iv) any liens or other Encumbrances created pursuant to operating, farmout, construction, operation and maintenance, space lease or similar agreements or the Organizational Documents of any Acquired Company; and (v) easements, rights-of-way, restrictions and other similar encumbrances incurred in the Ordinary Course of Business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto as it is currently being used or materially interfere with the ordinary conduct of the business.

         "Person" means an individual or entity, including, without limitation, any partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, or Governmental Authority (or any department, agency or political subdivision thereof).

         "Post-Closing Tax Period" means any Tax period beginning after the Closing Date.

         "Post-Closing Tax Return" means any Tax Return that is required to be filed by any Acquired Company with respect to a Post-Closing Tax Period.

         "Pre-Closing Tax Period" means any Tax periods or portions thereof ending on or before the Closing Date.

         "Pre-Closing Tax Return" means any Tax Return that is required to be filed with respect to any Acquired Company with respect to a Pre-Closing Tax Period.

         "Proposed Closing Statement" has the meaning set forth in Section 2(f)(i).

         "Purchase Price" has the meaning set forth in Section 2(b).

         "Purchase Price Adjustment Date" means the last day of the month immediately preceding the month in which the Closing occurs.

         "Purchase Price Decreases" means the following: (i) the amount, if any, of all current liabilities of each of Stingray and West Cameron as of the Purchase Price Adjustment Date, as determined and calculated in accordance with GAAP (excluding any amounts related to the Stingray Lease), (ii) the amount, if any, of all Indebtedness for Borrowed Money as of the Purchase Price Adjustment Date, (iii) the amount, if any, of all dividends and/or distributions made by each Acquired Company to its Equity Interest holders between the Purchase Price Adjustment Date and the Closing Date, and (iv) the amount, if any, of all outstanding current receivables of any Acquired Company from the Seller or any of its Subsidiaries which must be satisfied and discharged prior to Closing pursuant to Section 5(e).

         "Purchase Price Increases" means the following: (i) the amount, if any, of all current assets of each of Stingray and West Cameron as of the Purchase Price Adjustment Date, as determined and calculated in accordance with GAAP, (ii) the amount, if any, of Reimbursable Capital Expenditures, (iii) the amount, if any, of all outstanding current payables of any Acquired Company to the Seller or any of its Subsidiaries which must be satisfied and discharged prior to

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Closing pursuant to Section 5(e), and (iv) interest at a rate of 10%
per annum compounded daily on the Purchase Price amount from the Purchase Price Adjustment Date through the Closing Date.

         "Records" has the meaning set forth in Section 6(d).

         "Reimbursable Capital Expenditures" means all capital expenditures, as determined in accordance with GAAP, made by each Acquired Company between September 30, 2000 and the Purchase Price Adjustment Date that (i) are permitted pursuant to Section 5(c), and (ii) are not incurred to repair or replace damaged, destroyed or worn out equipment or facilities.

         "Reorganization" has the meaning set forth in Section 5(g).

         "Retained E-Mail" means all electronic mail and other computer based communications stored on any electronic, digital, or other storage or back up media and retained in the Ordinary Course of Business by the Seller, any Acquired Company, the Partnership, El Paso Energy Corporation, The Coastal Corporation, ANR or any Affiliate of any such Person.

         "Sailfish/Moray Purchase Agreement" means that certain Purchase and Sale Agreement, by and among the Partnership, El Paso Energy Partners Company and Enterprise, dated as of the date of this Agreement, relating to the acquisition of Sailfish Pipeline Company, L.L.C. and Moray Pipeline Company, L.L.C., as the same may be amended from time to time.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Seller" has the meaning set forth in the preface.

         "Seller Indemnitees" means, collectively, the Seller, the Partnership, El Paso Energy Corporation, The Coastal Corporation, ANR and each of their respective Affiliates (other than each Acquired Company) and each of their respective officers (or persons performing similar functions), directors (or persons performing similar functions), employees, agents, and representatives.

         "Seller Loan Documents" means the Amended and Restated Credit Agreement by and among the Seller, the lenders party thereto, and The Chase Manhattan Bank individually, and as administrative agent, dated as of September 30, 1999, as amended and restated through May 31, 2000, and all agreements, documents and instruments executed or delivered in connection therewith or otherwise related thereto.

         "Shell" has the meaning set forth in the preface.

         "Sponsor Agreement and Performance Guaranty" means the sponsor agreement and performance guaranty in the form of Exhibit A.

         "Starfish" has the meaning set forth in the preface.

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
         "Stingray" has the meaning set forth in the Recitals.

         "Stingray Lease" means that certain Lease Agreement between NGPL and Stingray, as amended on September 17, 1974, November 29, 1994, and June 30, 1999.

         "Straddle Period" means a Tax period or year commencing before and ending after the Closing Date.

         "Straddle Return" means a Tax Return for a Straddle Period.

         "Subject Asset(s)" means any or all of the assets of each Acquired Company other than the Acquired Company Excluded Assets.

         "Subject Insurance Policies" means those material policies of insurance, the current policies of which are listed on Schedule 1(a), which the Seller, each of its members, each Acquired Company, or any Affiliate of any of the foregoing maintain (i) for each Acquired Company with respect to its assets and operations, or (ii) covering any of the Subject Assets.

         "Subsidiary" means, with respect to any relevant Person, any other Person that is (directly or indirectly) controlled and more than 90%-owned (directly or indirectly) by the relevant Person.

         "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         "Tax Records" means all Tax Returns and Tax-related work papers relating to each Acquired Company and the Subject Assets.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in Section 8(d).

         "Transaction Documents" has the meaning set forth in Section 3(a)(ii).

         "Transition Services Agreement" means the transition services agreement in the form of Exhibit B.

         "West Cameron" has the meaning set forth in the Recitals.

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
2.       Purchase and Sale.

(a) Sale of Acquired Interest. Subject to the terms and conditions of this Agreement, the Seller agrees to sell to Starfish, and Enterprise and Shell agree to cause Starfish to purchase from the Seller, all of the Seller's right, title and interest in and to the Acquired Interest, which Acquired Interest consists of:

                  (i) a 100% membership interest in Stingray, which is not evidenced by a certificate;

                  (ii) a 100% membership interest in West Cameron, which is not evidenced by a certificate; and

                  (iii) a 100% membership interest in East Breaks, which is not evidenced by a certificate.


         (b) Purchase Price.


                  (i) In consideration for the sale of the Acquired Interest, the Buyers agree to pay to the Seller at the Closing $50 million (the "Purchase Price") payable by wire transfer of immediately available funds to one or more bank accounts designated in a written notice by the Seller to the Buyers at least three business days prior to the Closing Date.

                  (ii) At the Closing, (x) an additional payment will be made by the Buyers to the Seller of the amount, if any, by which Purchase Price Increases as set forth on the Proposed Closing Statement exceed Purchase Price Decreases as set forth on the Proposed Closing Statement (any such amount, the "Net Increase Amount") and (y) a payment will be made by the Seller to the Buyers of the amount, if any, by which Purchase Price Decreases as set forth on the Proposed Closing Statement exceed Purchase Price Increases as set forth on the Proposed Closing Statement (any such amount, the "Net Decrease Amount").

         (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Seller, commencing at 10:00 a.m. local time on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions each Party will take at the Closing itself), or such other date as the Buyers and the Seller may mutually determine (the "Closing Date").

         (d) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyers the various certificates, instruments, and documents referred to in Sections 7(a) and 9(o), (ii) the Buyers will deliver to the Seller the various certificates, instruments, and documents referred to in
Section 7(b), (iii) the Seller will execute and deliver to Starfish, and will cause Western Gulf Holdings, L.L.C. to execute and deliver to Starfish, an Assignment of Membership Interest, (iv) Starfish will execute and deliver to the Seller an Assignment of Membership Interest,

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
(v) the Seller will deliver to the Buyers an executed Sponsor Agreement and Performance Guaranty from each of the Partnership and ANR, (vi) the Seller will cause the Partnership to execute and deliver to the Buyers, and the Buyers will execute and deliver to the Seller, (A) the Transition Services Agreement, which agreement sets forth the fees that will be paid for the transition services provided to the Buyers, and (B) a letter agreement, dated the Closing Date, terminating the Confidentiality Agreement as of the Closing Date, (vii) the Buyers will deliver to the Seller the Net Increase Amount, if any, set forth on the Proposed Closing Statement, and (viii) the Seller will deliver to the Buyers the Net Decrease Amount, if any, set forth on the Proposed Closing Statement.

         (e) Acquired Company Obligations Assumption. Each Buyer acknowledges and agrees that, following the Closing, each Acquired Company shall remain obligated for its Obligations (the "Acquired Company Obligations"), and each Acquired Company shall fully and timely pay, perform, and discharge in accordance with its terms the Acquired Company Obligations from and after the Closing. Notwithstanding the foregoing sentence, nothing in this Section 2(e) is intended to limit or in any way restrict the indemnity rights of the Buyers provided under Section 8.

         (f) Post-Closing Adjustment.


                  (i) At least three business days prior to the Closing Date, the Seller shall cause to be prepared and delivered to the Buyers a statement (the "Proposed Closing Statement"), as prepared and determined in accordance with GAAP to the extent applicable, setting forth the Seller's good faith estimate of the Purchase Price Increases and the Purchase Price Decreases. As soon as practicable, but in any event no later than 60 days following the Closing Date, the Seller shall cause to be prepared and delivered to the Buyers a statement of the actual Purchase Price Increases and Purchase Price Decreases as of the Purchase Price Adjustment Date (such statement, as it may be adjusted pursuant to Section 2(f)(ii), the "Closing Statement").

                  (ii) Upon receipt of the Closing Statement, the Buyers and the Buyers' independent accountants shall be permitted during the succeeding 30-day period to examine the work papers used or generated in connection with the preparation of the Closing Statement and such other documents as the Buyers may reasonably request in connection with its review of the Closing Statement. Within 30 days of receipt of the Closing Statement, the Buyers shall deliver to the Seller a written statement describing in reasonable detail its objections (if any) to any amounts or items set forth on the Closing Statement. If the Buyers do not raise objections within such period, the Closing Statement shall become final and binding upon all Parties at the end of such period. If the Buyers do raise objections, the Parties shall negotiate in good faith to resolve any such objections. If the Parties are unable to resolve any disputed item within 60 days after the Buyers' receipt of the Closing Statement, any such disputed item shall be submitted to a nationally recognized independent accounting firm mutually agreeable to the Buyers and the Seller who shall be instructed to resolve such disputed item within 30 days. The resolution of disputes by the accounting firm so selected shall be set forth in writing and shall be conclusive, binding and non-appealable upon the Parties and the Closing Statement shall become final and binding upon the date of such resolution. The fees and expenses of such accounting firm shall be paid one-half by the Buyers and one-half by the Seller.

                  (iii) If the Net Increase Amount as set forth on the Closing Statement exceeds the Net Increase Amount as set forth on the Proposed Closing Statement, the Buyers shall pay the Seller the amount of such excess. If the Net Increase Amount as set forth on the Proposed Closing Statement exceeds the Net Increase Amount as set forth on the Closing Statement, the Seller shall pay the Buyers the amount of such excess. If the Net Decrease Amount as set forth on the Closing Statement exceeds the Net Decrease Amount set forth on the Proposed Closing Statement, the Seller shall pay the Buyers the amount of such excess. If the Net Decrease Amount as set forth on the Proposed Closing Statement exceeds the Net Decrease Amount as set forth on the Closing Statement, the Buyers shall pay the Seller the amount of such excess. After giving effect to the foregoing adjustments, any amount to be paid by the Buyers to the Seller, or to be paid by the Seller to the Buyers, as the case may be, shall be paid in the manner and with interest as provided in Section 2(f)(iv) at a mutually convenient time and place within five business days after the later of acceptance of the Closing Statement or the resolution of the Buyers' objections thereto, pursuant to Section 2(f)(ii).

                  (iv) Any payments pursuant to this Section 2(f) shall be made by causing such payments to be credited in immediately available funds to such account or accounts of the Buyers or the Seller, as the case may be, as may be designated by the Buyers or the Seller, as the case may be. If payment is being made after the fifth business day referred to in Section 2(f)(iii), the amount of the payment to be made pursuant to this Section 2(f) shall bear interest from and including such fifth business day to, but excluding, the date of payment at a rate per annum equal to 10%. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

                  (v) The Buyers agree that, following the Closing, it shall not take any actions with respect to any Acquired Company's accounting books, records, policies and procedures that would obstruct or prevent the preparation of the Closing Statement as provided in this Section 2(f). The Buyers shall cooperate in the preparation of the Closing Statement, including providing customary certifications to the Seller, or, if requested, to the Seller's independent accountants or the accounting firm selected by mutual agreement of the Parties pursuant to Section 2(f)(ii).

                  (vi) Except as set forth in Section 2(f)(ii), the Buyers and the Seller shall each bear its own expenses incurred in connection with the preparation and review of the Closing Statement.

         (g) Acquired Company Excluded Assets. Notwithstanding any other provision of this Agreement, the transactions contemplated by this Agreement exclude, and prior to the Closing Date the Seller may cause any Acquired Company to transfer to the Seller, any of its Affiliates or any other Person (other than any Acquired Company) without consideration, the following (all of which are referred to as the "Acquired Company Excluded Assets"):

                  (i) the assets listed or described on Schedule 2(g);

                  (ii) except to the extent contemplated in Section 11(b), all insurance policies and rights under any insurance policies in respect to any and all claims made under such policies whether such claims are asserted before or after the Closing Date and all rights to any proceeds payable under any such policy;

                  (iii) Retained E-Mail;

                  (iv) the El Paso Energy Marks;

                  (v) the ANR Marks;

                  (vi) the assets to be assigned by East Breaks to an Affiliate pursuant to, and as contemplated by, the Reorganization; and

                  (vii) all Tax Records.

         Notwithstanding anything to the contrary provided elsewhere in this Agreement, the Seller's representations, warranties and covenants shall not apply to any of the items described in clauses (i) through (vi) of the immediately preceding sentence.

         3. Representations and Warranties Concerning the Transaction.

         (a) Representations and Warranties Concerning the Seller. The Seller hereby represents and warrants to the Buyers as follows:

                  (i) Organization of the Seller. The Seller is a limited liability company, duly organized, validly existing, and in good standing under the Laws of the state of Delaware with all requisite power and authority to carry on its business as it is now conducted.

                  (ii) Authorization of Transaction. The Seller has full power and authority (including full company power and authority) to execute and deliver this Agreement and the related documents (the "Transaction Documents") to which it is a party and to perform its obligations hereunder and thereunder. The Transaction Documents to which it is a party constitute the valid and legally binding obligation of the Seller, enforceable against it in accordance with their terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth on Schedule 3(a)(ii), the Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement, except for the prior approval of the Federal Trade Commission ("FTC"), if applicable.

                  (iii) Noncontravention. Except for prior approval of the FTC (if applicable) and filings specified in Schedule 3(a)(ii) or as set forth in Schedule 3(a)(iii), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Seller is subject or any provision of its Organizational Documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject, except for such violations, defaults, breaches, or other occurrences that do not, individually or in the aggregate, have a material adverse effect on the ability of the Seller to consummate the transactions contemplated by this Agreement.

                  (iv) Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyers could become liable or obligated.

                  (v) Capitalization of each Acquired Company. The Seller owns of record and beneficially all of the Equity Interest in each Acquired Company. The Acquired Interest constitutes 100% of the issued and outstanding Equity Interest of each Acquired Company and has been duly authorized, and is validly issued and fully paid and non-assessable. Except to the extent created under the Securities Act, state securities Laws, limited liability company Laws and general corporation Laws of each Acquired Company's jurisdiction of formation, and as created by the Organizational Documents of each Acquired Company, and liens created by the Seller Loan Documents, (x) the Acquired Interest is held of record as set forth above, free and clear of restrictions on transfer and Encumbrances and (y) there are no Commitments with respect to any Equity Interest of any Acquired Company. The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to voting any Equity Interest of any Acquired Company.

         (b) Representations and Warranties of the Buyers. Each Buyer hereby represents and warrants to the Seller as follows:

                  (i) Organization of the Buyers. Enterprise is a limited partnership duly organized, validly existing, and in good standing under the Laws of the state of Delaware with all requisite power and authority to carry on its business as it is now conducted. Shell is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Delaware with all requisite power and authority to carry on its business as it is now conducted. Starfish is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Delaware with all requisite power and authority to carry on its business as it is now conducted.

                  (ii) Authorization of Transaction. Each Buyer has full power and authority (including full company power and authority) to execute and deliver the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The Transaction Documents to which each Buyer is a party constitute the valid and legally binding obligation of such Buyer, enforceable against such Buyer in accordance with their terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). No Buyer need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement, except for the prior approval of the FTC, if applicable.

                  (iii) Noncontravention. Except for the prior approvals of the FTC (if applicable) or as set forth in Schedule 3(b)(iii), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which any Buyer is subject or any provision of its Organizational Documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, approval or consent under any agreement, contract, lease, license, instrument, or other arrangement to which any Buyer is a party or by which it is bound or to which any of its assets is subject, except for such violations, defaults, breaches, or other occurrences that do not, individually or in the aggregate, have a material adverse effect on the ability of any Buyer to consummate the transactions contemplated by this Agreement.

                  (iv) Brokers' Fees. No Buyer has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

                  (v) Investment. No Buyer is acquiring the Acquired Interest with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. Each Buyer, together with its directors and executive officers and advisors, is familiar with investments of the nature of the Acquired Interest, understands that this investment involves substantial risks, has adequately investigated each Acquired Company and the Acquired Interest, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Acquired Interest, and is able to bear the economic risks of such investment.

                  (vi) Financing. Each Buyer has sufficient immediately available funds (excluding financing tied specifically to or secured primarily by any of the Acquired Interest or the Subject Assets) to enable it to make payment of the Purchase Price at Closing without encumbrance or delay and without causing such Buyer to become insolvent or to declare insolvency.

         4. Representations and Warranties Concerning each Acquired Company. The Seller hereby represents and warrants to the Buyers as follows:

         (a) Organization, Qualification, Company Power, Capitalization. Each Acquired Company (x) is a limited liability company duly organized and validly existing, under the Laws of the jurisdiction of its formation; (y) is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect; and (z) has full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The copies of the limited liability company agreements of each Acquired Company provided to the Buyers by the Seller are full and complete copies of such agreements as in effect on the date of this Agreement.

         (b) Noncontravention. Except for the prior approval of the FTC or as set forth in Schedule 4(b), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which any Acquired Company is subject or to which any Subject Asset or NGPL Asset is subject or any provision of the Organizational Documents of any Acquired Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or trigger any rights to payment or other compensation under any agreement, contract, lease, license, instrument, or other arrangement (x) to which any Acquired Company is a party or by which it is bound, or (y) to which any Subject Asset or NGPL Asset is subject (or result in the imposition of any Encumbrance upon any of the Subject Assets or NGPL Assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, right to payment or other compensation, or Encumbrance would not have a Material Adverse Effect, or would not materially adversely affect the ability of the Seller to consummate the transactions contemplated by this Agreement. Except for the prior approval of the FTC (if applicable), no Acquired Company need give notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect or would not materially adversely affect the ability of the Seller to consummate the transactions contemplated by this Agreement.

         (c) Brokers' Fees. No Acquired Company has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (d) Title to Tangible Assets. The Subject Assets are free and clear of all Encumbrances, except for (i) Permitted Encumbrances, (ii) the Encumbrances disclosed in Schedule 4(d)(i) and (iii) Encumbrances which do not have a Material Adverse Effect. Schedule 4(d)(ii) contains a summary description of certain of the principal tangible assets included in the Subject Assets and in the NGPL Assets.

         (e) Financial Statements. Schedule 4(e) sets forth (i) an unaudited statement of income for each of Stingray and West Cameron for the twelve month period ended December 31, 1999; (ii) an unaudited statement of income for each of Stingray and West Cameron for the nine month period ended September 30, 2000; (iii) an unaudited balance sheet of each of Stingray and West Cameron as of December 31, 1999; (iv) an unaudited balance sheet of each of Stingray and West Cameron as of September 30, 2000 (the "Balance Sheet Date"); (v) an unaudited statement of cash flow for each of Stingray and West Cameron for the twelve month period ended December 31, 1999; and (vi) an unaudited statement of cash flow for each of Stingray and West Cameron for the nine month period ended September 30, 2000 (collectively, the "Financial Data"). The Financial Data was prepared in accordance with GAAP (except as expressly set forth therein, the absence of footnotes (other than to the extent footnotes are included in Schedule 4(e)), and normal year-end adjustments) and fairly presents, in all material respects, the financial position and income and cash flow for each of Stingray and West Cameron as of the dates and for the periods indicated. The Financial Data does not omit to state any liability required to be stated therein in accordance with GAAP (except as expressly set forth therein, the absence of footnotes (other than to the extent footnotes are included in Schedule 4(e)), and normal year-end adjustments). None of the Acquired Companies has, or has had any lease obligations (other than the Stingray Lease) or contingent liabilities which, if the Financial Data relating to the Acquired Companies had contained footnotes, would have been required by GAAP to have been disclosed or reflected in such footnotes.

         (f) Material Change. Except as set forth in Schedule 4(f), since the Balance Sheet Date:

                  (i) there has not been any Material Adverse Effect;

                  (ii) the Subject Assets or NGPL Assets operated by the Seller and its Affiliates have been operated and maintained in the Ordinary Course of Business in compliance with the standards which the Seller operates its other offshore pipelines;

                  (iii) there has not been any damage, destruction or loss to any material portion of the Subject Assets, whether or not covered by insurance, that would have a Material Adverse Effect;

                  (iv) there has been no issuance by any Acquired Company of any of its Equity Interests, or any repurchase or redemption by any Acquired Company of any of its Equity Interests;

                  (v) there has been no merger or consolidation of any Acquired Company with any other Person or acquisition by any Acquired Company of the Equity Interest or business of any other Person, nor any purchase, sale or lease of material assets included in the Subject Assets or, to the Seller's Knowledge, the NGPL Assets;

                  (vi) there has been no borrowing of funds, agreement to borrow funds or guaranty by any Acquired Company except in the Ordinary Course of Business and except for intercompany loans and transactions that will be satisfied or terminated pursuant to Section 5(e);

                  (vii) (A) neither the Seller nor any Acquired Company has received any written notices from any customers, licensors, suppliers, distributors or sales representatives informing the Seller or any Acquired Company that there has been a change in the relationship of any Acquired Company or affecting any of the Subject Assets or NGPL Assets, except for changes that do not have a Material Adverse Effect, and (B) to the Seller's Knowledge, there has been no change in the relationship of any Acquired Company or affecting any of the Subject Assets or NGPL Assets, with any customers, licensors, suppliers, distributors or sales representatives, except for changes that do not have a Material Adverse Effect; and

                  (viii) there is no contract, commitment or agreement to do any of the foregoing, except as expressly permitted hereby.

         (g) Legal Compliance. Each Acquired Company has complied with all applicable Laws of all Governmental Authorities, except where the failure to comply would not have a Material Adverse Effect. The Seller makes no representations or warranties in this Section 4(g) with respect to Taxes or Environmental Laws, for which the sole representations and warranties of the Seller are set forth in Sections 4(h) and 4(k), respectively.

         (h) Tax Matters. Except as set forth in Schedule 4(h) or as would not have a Material Adverse Effect:

                  (i) The Acquired Companies have filed, or have had filed on their behalf, all Tax Returns that they were required to file, and such Tax Returns are accurate in all respects. All Taxes shown as due from each Acquired Company on any such Tax Returns have been paid.

                  (ii) There is no dispute or claim concerning any Tax liability of any Acquired Company claimed or raised by any authority in writing.

                  (iii) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed by or with respect to any Acquired Company and for which the Buyers may be responsible.

                  (iv) The Acquired Companies have not, at anytime prior to the Closing Date, filed an election under Treasury Regulations ss. 301.7701-3 to be classified as a corporation for federal income Tax purposes.

                  (v) Each Acquired Company since its inception has been and is disregarded as an entity separate from the Seller for federal income tax purposes under Treasury Regulations ss.ss. 301.7701-2 and -3 and any comparable provision of applicable state or local Tax law that permits such treatment.

         (i) Contracts and Commitments. Schedule 4(i) includes a list of all material contracts and commitments (including, without limitation, any contract, lease, agreement or commitment, written or oral, providing for receipt or payment, contingent or otherwise, of $200,000 or more or which may not be terminated without payment or penalty, or restricting the ability of any Acquired Company to engage in any line of business in any geographic area, or containing any indemnity obligation, or relating to indebtedness or guarantee obligations) to which any Acquired Company is a party, and each such contract is in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect and except for contracts related to the Seller Loan Documents. Each Acquired Company has performed all material obligations required to be performed by it to date under the contracts, and is not in default under any material obligation of any such contracts, except when such default would not have a Material Adverse Affect. To the Seller's Knowledge, no other party to any such contract is in default thereunder.

         (j) Litigation. Schedule 4(j) sets forth each instance in which any Acquired Company or any of the Subject Assets or, with respect to the time period during which Stingray has operated the NGPL Assets, any of the NGPL Assets or, with respect to the time period during which Stingray did not operate the NGPL Assets, to the Seller's Knowledge, any of the NGPL Assets, (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to or the subject of any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or is the subject of any pending or, to the Seller's Knowledge, threatened claim, demand, or notice of violation or liability from any Person, except where any of the foregoing would not have a Material Adverse Effect.

         (k) Environmental Matters. Except as set forth in Schedule 4(k):

                  (i) Each Acquired Company is in compliance with all applicable federal, state and local Laws (including common law) relating to the protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. section 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. section 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. section 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. section 1251, et seq., and the Oil Pollution Act of 1990, 33 U.S.C. section 2701, et seq. (collectively, the "Environmental Laws" and individually an "Environmental Law"), except for such instances of noncompliance that individually or in the aggregate do not, and will not, have a Material Adverse Effect. A complete list of all environmental audits covering any of the Subject Assets is attached hereto as Schedule 4(k)(i).

                  (ii) Each Acquired Company has obtained all permits, licenses, franchises, authorities, consents, and approvals, and has made all filings and maintained all material information, documentation, and records, as necessary under applicable Environmental Laws for operating its assets and business as it is presently conducted, and all such permits, licenses, franchises, authorities, consents, approvals, and filings remain in full force and effect, except for such matters that individually or in the aggregate do not, and will not, have a Material Adverse Effect. To the Seller's Knowledge, Schedule 4(k)(ii) sets forth a complete list of all permits, licenses, franchises, authorities, consents, and approvals, as necessary under applicable Environmental Laws for operating each Acquired Company's assets and business as it is presently conducted, each of which is held by and in the name of an Acquired Company.

                  (iii) Except as do not, and will not, have a Material Adverse Effect, (x) there are no pending or threatened claims, demands, actions, administrative proceedings or lawsuits against any Acquired Company, and (y) no Acquired Company is, and none of the Subject Assets or, with respect to the time period during which Stingray has operated the NGPL Assets, none of the NGPL Assets or, with respect to the time period during which Stingray did not operate the NGPL Assets, to the Seller's Knowledge, none of the NGPL Assets are, subject to any outstanding injunction, judgment, order, decree or ruling, under any Environmental Laws and, to the Seller's Knowledge, there is no basis for such claims, demands, actions, proceedings or lawsuits.

                  (iv) None of the real property presently or formerly owned or operated by any Acquired Company is listed on the National Priorities List or any similar state list of sites requiring remedial action.

                  (v) The Seller has not received any written notice that any Acquired Company is or may be a potentially responsible party under CERCLA or any analogous state law in connection with any site actually or allegedly containing or used for the treatment, storage or disposal of Hazardous Substances.

                  (vi) No Acquired Company is subject to any liability, contingent or otherwise, arising from the release or threatened release of any Hazardous Substances, except for such liabilities that individually or in the aggregate do not, and will not, have a Material Adverse Effect.

         The Seller makes no representation or warranty regarding any compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as expressly set forth in this Section 4(k).

         (l) Permits. Except as set forth in Schedule 4(l), each Acquired Company owns or holds all franchises, licenses, permits, consents, approvals, and authorizations of all Governmental Authorities necessary for the conduct of its business (collectively, the "Permits"), except for Permits whose absence would not have a Material Adverse Effect. Each Permit is in full force and effect, and each Acquired Company is in compliance with all of its obligations with respect to each Permit, except where the failure to be in full force and effect or to be in compliance would not have a Material Adverse Effect, and to the Seller's Knowledge, no event has occurred that permits, or upon the giving of notice or the lapse of time or otherwise would permit, revocation or termination of any Permit except such as would not have a Material Adverse Effect.

         (m) Employee Matters. No Acquired Company has any employees.


         (n) Disclaimer of Representations and Warranties Concerning Personal Property, Equipment, and Fixtures. Each Buyer acknowledges that (a) it has had and pursuant to this Agreement will have before Closing access to the Seller, each Acquired Company and the Subject Assets, and the officers and employees of the Seller and (b) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, each Buyer has relied solely on the basis of its own independent investigation and upon the express representations, warranties, covenants, and agreements set forth in this Agreement. Accordingly, each Buyer acknowledges that, except as expressly set forth in this Agreement, the Seller has not made, and THE SELLER MAKES NO AND DISCLAIMS ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, REGARDING (i) THE QUALITY, CONDITION, OR OPERABILITY OF ANY PERSONAL PROPERTY, EQUIPMENT, OR FIXTURES,
(ii) ITS MERCHANTABILITY, (iii) ITS FITNESS FOR ANY PARTICULAR PURPOSE, (iv) ITS CONFORMITY TO MODELS, SAMPLES OF MATERIALS OR MANUFACTURER DESIGN, OR (v) AS TO WHETHER ANY SUBJECT ASSET IS YEAR 2000 COMPLIANT, AND ALL PERSONAL PROPERTY AND EQUIPMENT IS DELIVERED "AS IS, WHERE IS" IN THE CONDITION IN WHICH THE SAME EXISTS.

         (o) East Breaks Obligations. Except for the rights, title and interest in, and Obligations under, the NGPL Purchase Agreement, following the Reorganization, East Breaks shall have no assets, Obligations or operations.

         (p) West Cameron Operations. West Cameron was formed to own and operate dehydration facilities and related assets and facilities. Since its formation, West Cameron has had no other operations except as related to dehydration facilities and related assets and facilities.

         5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the date of this Agreement and the Closing:

         (a) General. Each Party will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

         (b) Notices and Consents. The Seller will give any notices to third parties, and will use its commercially reasonable efforts to obtain the third party consents, listed on Schedule 5(b). Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of Governmental Authorities it is required to obtain in connection with the matters referred to in Section 3(a)(ii), 3(a)(iii), 3(b)(iii) and 4(b) so as to permit the Closing to occur not later than 5:00 p.m. (Houston time) on March 16, 2001. Without limiting the generality of the foregoing, the Buyers and the Seller agree to work in good faith with the FTC in order to consummate the transactions contemplated hereby as soon as reasonably practicable, but in no event later than 5:00 p.m. (Houston time) on March 16, 2001; provided, that, notwithstanding anything to the contrary contained herein, this sentence shall not obligate any Buyer to divest or hold separate any assets or enter into any agreement not contemplated by this Agreement or modify this Agreement.

         (c) Operation of Business. The Seller will not, without the consent of the Buyers, except as expressly contemplated by this Agreement or as contemplated by Schedule 5(c), cause or permit any Acquired Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not, without the consent of the Buyers, except as expressly contemplated by this Agreement or as contemplated by Schedule 5(c), cause or permit any Acquired Company to do any of the following:

                  (i) amend or otherwise change any Acquired Company's Organizational Documents;

                  (ii) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, or grant of any Equity Interest of any Acquired Company, or any Commitments with respect to any Equity Interest of any Acquired Company;

                  (iii) cause or allow any of the Subject Assets or, to the extent within the Seller's Legal Right, the NGPL Assets, to become subject to an Encumbrance, except for Permitted Encumbrances and other Encumbrances identified in Sections 3(a)(v) and 4(d);

                  (iv) (A) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership, or other business organization or any division thereof or any material amount of assets except for acquisitions of assets in the Ordinary Course of Business; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse, or otherwise as an accommodation become responsible for, the obligations of any Person except for the Seller Loan Documents, or make any loans or advances except for intercompany borrowing in the Ordinary Course of Business; (C) sell, lease or otherwise dispose of any property or assets, other than (x) sales of goods or services in the Ordinary Course of Business and (y) those properties and assets which constitute Acquired Company Excluded Assets; or (D) enter into or amend a contract, agreement, commitment, or arrangement with respect to any matter set forth in this paragraph (iv); provided that notwithstanding any provision of this Agreement, each Acquired Company shall be entitled to dividend and/or distribute to its Equity Interest holders, at any time, and from time to time, such cash generated by such company's business to which such Equity Interest holder would otherwise be entitled (other than cash arising from borrowings by such company or sales of assets by such company outside of the Ordinary Course of Business);

                  (v) change any Acquired Company's accounting practices in any material respect with the exception of any changes in accounting methodologies that have already been agreed upon by such company's Equity Interest holders, consistent with such company's Organizational Documents;

                  (vi) amend in any material respect any contract or agreement material to any Acquired Company, taken as a whole, or terminate any such material contract or agreement before the expiration of the term thereof other than to the extent any such material contract or agreement terminates or is terminable pursuant to its terms in the Ordinary Course of Business;

                  (vii) except as required by Law, make, change or revoke any Tax election relevant to any Acquired Company; or

                  (viii) initiate or settle any litigation, complaint, rate filing or administration proceeding, including without limitation, the potential settlement of Stingray's ongoing Section 4 general rate case in FERC Docket No. RP99-166.

The Buyers agree that with respect to their consent of any of the matters described in subsections (iii), (iv)(C), (iv)(D), (vi) and (viii) above, such consent shall not be unreasonably withheld or delayed.

         (d) Full Access. The Seller will permit and will cause each Acquired Company to permit, representatives of the Buyers to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of each Acquired Company, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Subject Assets or, to the extent within the Seller's Legal Right, the NGPL Assets, and each Acquired Company. Any information obtained by each Buyer, its employees, representatives, consultants, attorneys, agents, lenders and other advisors under this Section 5(d) shall be subject to the confidentiality and use restrictions contained in the Confidentiality Agreement. All "due diligence" activities of the Buyers shall be conducted in accordance with applicable Laws and each Buyer shall indemnify the Seller and its Affiliates from and against all personal injury or property damages incurred as a result of any Buyer's negligence in connection with such activities.

         (e) Intercompany Transactions. Immediately before the Closing, all outstanding receivables and payables between the Seller and its Subsidiaries, on the one hand, and any Acquired Company, on the other hand, shall be satisfied and discharged, without any post-Closing liability or expense to any Acquired Company, except to the extent such receivables and payables relate to or arise under any agreement listed on Schedule 5(e) between the Seller or any of its Subsidiaries and any Acquired Company which will not be terminated prior to, or at, the Closing. Except for those listed on Schedule 5(e), all other intercompany transactions or arrangements between any Acquired Company, on the one hand, and the Seller or any of its Subsidiaries, on the other hand, shall be terminated as of the Closing, in such manner as the Seller shall specify, without imposing liabilities upon the Buyers, and none of the parties shall have any further liability or obligation in respect of any such transaction or arrangement.

         (f) Seller Loan Document Obligations and Liens. Prior to the Closing, the Seller shall obtain (i) a release of all obligations of each Acquired Company under the Seller Loan Documents and (ii) a release of all liens and other Encumbrances created under the Seller Loan Documents on any portion of the Acquired Interest and the Subject Assets, without any post-Closing liability or expense to any Acquired Company or the Buyers.

         (g) Reorganization. Prior to the Closing, the Seller shall cause (i) East Breaks to assign all of its rights, title and interest in, and Obligations under, and delegate all of its Obligations and duties related to, any and all rights, interest and other assets and liabilities other than its rights, title and interest in, and Obligations under, the NGPL Purchase Agreement, to an Affiliate of either the Seller or its members (such assigned and/or delegated rights, title, interest, Obligations, duties, assets and liabilities being herein referred to collectively as the "Assigned Interests"), (ii) such assignee to assume all of the Assigned Interests, and (iii) East Breaks to change its name from "East Breaks Gathering Company, L.L.C." to a name as designated by the Buyers. The Parties acknowledge and agree that (x) the sale of the membership interest in East Breaks as contemplated by this Agreement shall mean a sale of the membership interest in the entity formerly known as "East Breaks Gathering Company, L.L.C." following the Reorganization, (y) the Buyers will obtain no right, title, interest, license or any other right whatsoever to use the name "East Breaks Gathering Company, L.L.C." or "East Breaks" following the Closing, and that the Seller shall retain the rights to such names for all purposes, and (z) the Reorganization and all actions required by or in any way related thereto are approved and agreed to for all purposes and shall in no way result in a breach or violation of any representation, warranty, covenant or other provision of this Agreement.

         (h) Key Employees. Schedule 5(h) contains a list of all of the Seller's and its Affiliates' employees (the "Key Employees") currently working full-time on the natural gas pipeline system and related facilities owned by the Acquired Companies, including each such employee's name and job title. The Buyers shall have the right, but not the obligation, to enter into an employment contract with each Key Employee. In order that the Buyers may evaluate the possible employment of the Key Employees, the Buyers, upon prior notice to the Seller, shall be entitled (a) to inspect the personnel files and other documentation relating to each Key Employee, to the extent permissible under applicable Laws (such files and documentation which shall be made available to the Buyers within 10 days after the date of this Agreement), (b) during normal business hours, to consult with the Key Employees; such consultation which will be scheduled to reasonably accommodate the schedules of both the Key Employee and the Seller. The Seller and its applicable Affiliates shall pay a bonus to each Key Employee who accepts an offer of employment on or prior to the termination date under the Transition Services Agreement and remains employed by the Buyers for a period of 12 months (such bonus which shall be paid to such Key Employee at the end of such 12 month period), such bonus which shall be in an amount equal to 25% of such Key Employee's current annual salary and commissions (including any annual bonuses), if any, as of November 1, 2000. The Seller and its applicable Affiliates (x) shall not interfere with the employment by the Buyers of any Key Employee, (y) not offer any incentive to any Key Employee to decline employment with the Buyers, and
(z) shall remove any contractual impediments with the Seller and its applicable Affiliates that may deter any Key Employee from accepting employment with the Buyers, including, but not limited to, any non-compete or confidentiality provisions of employment or other contracts with the Seller or its applicable Affiliates that would affect the ability of the Key Employee to be employed by the Buyers. Notwithstanding anything to the contrary contained in this Agreement, (A) the Buyers shall not be obligated to hire any Key Employees, and
(B) if, in their sole discretion, the Buyers elect to hire any Key Employees, all such hired Key Employees shall remain the employees of the Seller or its applicable Affiliates through the transition period under the Transition Services Agreement, and shall become the employees of the Buyers effective upon the termination date of the Transition Services Agreement. For a period of one year following the date of the final FTC Decision and Order issued by the FTC relating to the merger of El Paso Energy Corporation and The Coastal Corporation, none of the Seller, the Partnership, ANR or any of their Affiliates shall directly or indirectly hire or enter into any agreement for the services of any Key Employee that is employed by the Buyers after the Closing, unless such employee's employment has been terminated by the Buyers without such employee's consent. For purposes of this Section 5(h) , each use of the term "Buyers" shall be deemed to include each of the Buyers and their respective Affiliates.

         6. Post-Closing Covenants. The Parties agree as follows:

         (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Parties reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8).

         (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or before the Closing Date involving any Acquired Company or the Subject Assets or NGPL Assets, the other Parties shall cooperate with the contesting or defending Party and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records (other than books and records which are subject to privilege or to confidentiality restrictions) as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 8).

         (c) Surety Bonds; Guarantees. The Buyers agree to replace each of the surety bonds and guarantees that are listed on Schedule 6(c), each of which has been issued by the Seller or one or more of its Affiliates with respect to any Acquired Company or the Subject Assets. The Buyers and the Seller shall cooperate to effect all such replacements and the Buyers shall indemnify and hold the Seller and its applicable Affiliates harmless from and against any Adverse Consequences arising from the failure of the Buyers to be so replaced. The Buyers shall use commercially reasonable efforts to obtain a release of the Seller and any of its Affiliates from any surety or guaranty obligations with respect to each Acquired Company or the Subject Assets that arise from any of the surety bonds or guarantees listed on Schedule 6(c).

         (d) Delivery and Retention of Records. On or before the Closing Date, the Seller will deliver or cause to be delivered to the Buyers, at the Buyers' request, copies of Tax Records, which are relevant to Post-Closing Tax Periods and all other files, books, records, information and data relating to each Acquired Company, the Subject Assets and NGPL Assets (other than Tax Records) that are in the possession or control of the Seller, any Acquired Company or any of their applicable Affiliates (the "Records"). Each Buyer agrees to (i) hold the Records and not to destroy or dispose of any portion thereof for a period of time as may be required by Law, and (ii) at any time, upon reasonable request, provide the Seller with copies of, or full access to, any of the Records, and access to the Buyers' employees to the extent that such access may be requested for any legitimate purpose at no cost to the Seller (other than for reasonable out-of-pocket expenses); provided, that such access will not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work-product or like privilege; provided further, that in the event of any litigation nothing herein shall limit any Party's rights of discovery under applicable Law. The Buyers shall have the same rights, and the Seller shall have the same obligations, as are set forth in this Section with respect to any copies of the Records retained by the Seller and access to the Seller's (and its applicable Affiliate's) employees; provided, that such access will not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product, or like privilege; provided further, that in the event of any litigation nothing herein shall limit any Party's rights of discovery under applicable Law.

         (e) Removal of Decals, Logos and Signs. Within 90 days after the date of termination of the Transition Services Agreement, the Buyers shall remove from each marker along the route of the pipelines constituting a portion of the Subject Assets any decal, logo or sign indicating that such pipeline is owned or operated by
(a) the Seller, (b) the Partnership, (c) El Paso Energy Corporation, (d) ANR,
(e) The Coastal Corporation, or (f) any Affiliate of the Persons listed in
(a)-(e) (including signs displaying the emergency contact telephone number of any such Person). As promptly as practical after the Closing, the Buyers shall post the Buyers' emergency contact telephone numbers in place of any of the emergency contact telephone numbers of the Persons listed in (a)-(f) above.

         (f) Governmental Approvals. If the FTC before its order becomes final notifies the Seller (x) that any Buyer is not an acceptable purchaser of any part, or all, of the Acquired Interest or (y) that the manner in which (i) the sale of the Acquired Interest or (ii) the transactions contemplated hereby were accomplished, is not acceptable to the FTC, then any Party shall have the unilateral right to immediately rescind the sale of the Acquired Interest and other transactions contemplated hereby and terminate this Agreement. In the event any such rescission is required, each Buyer agrees to cooperate fully with the Seller in order to promptly effect such rescission.

         7. Conditions to Obligation to Close.

         (a) Conditions to Obligation of the Buyers. The obligation of the Buyers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties of the Seller contained in Section 3(a) and Section 4 shall be true and correct in all material respects when made and at Closing (except for those which refer to a specific date, which shall be true and correct as of such date);

                  (ii) the Seller shall have obtained all consents and approvals listed on Schedule 5(b);

                  (iii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iv) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                  (v) the Seller shall have delivered to the Buyers a certificate to the effect that each of the conditions specified in subsections 7(a)(i)-(iv) is satisfied in all respects; and

                  (vi) all of the transactions contemplated under the Sailfish/Moray Purchase Agreement shall close simultaneously with, or prior to, the Closing.

         The Buyers may waive any condition specified in this Section 7(a) if it executes a writing so stating at or before the Closing.

         (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties of the Buyers contained in Section 3(b) shall be true and correct in all material respects when made and at Closing (except for those which refer to a specific date, which shall be true and correct as of such date);

                  (ii) the Buyers shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                  (iv) the Buyers shall have delivered to the Seller a certificate to the effect that each of the conditions specified in subsections 7(b)(i)-(iii) is satisfied in all respects;

                  (v) all of the transactions contemplated under the Sailfish/Moray Purchase Agreement shall close simultaneously with, or prior to, the Closing;

                  (vi) the FTC shall have accepted the proposed consent agreement for public comment, in connection with the Merger Agreement, pursuant to Rule 2.34 of the FTC Rules of Practice, 16 C.F.R. 2.34, as amended, and such consent agreement shall contain a consent order requiring the disposition of all, or any portion of, the Acquired Interest; and

                  (vii) the merger of El Paso Energy Corporation and The Coastal Corporation shall have closed.

         The Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or before the Closing.

         8. Remedies for Breaches of this Agreement.

         (a) Survival of Representations, Warranties and Certain Covenants. (i) All of the representations and warranties of the Seller contained in Sections 3 and 4 and the certificates delivered at closing pursuant to Section 7(a)(v) (other than Sections 3(a)(v), 4(h), 4(k), 4(o) and 4(p)) shall survive the Closing hereunder for a period of 18 months after the Closing Date; (ii) the representations and warranties in Section 4(h) shall survive the Closing with respect to any given claim that would constitute a breach of such representation or warranty until the expiration of the statute of limitations applicable to the underlying Tax matter giving rise to that claim; (iii) the representations and warranties in Sections 3(a)(v), 4(o) and 4(p) shall survive the Closing forever; and (iv) the representations and warranties in Section 4(k) shall survive the Closing for a period of 24 months after the Closing Date. The representations and warranties of each Buyer contained in Section 3 shall survive the Closing for a period of 18 months after the Closing Date. The covenants contained in Section 6 of this Agreement and all other covenants contained in this Agreement to be performed after the Closing shall survive the Closing indefinitely.

         (b) Indemnification Provisions for Benefit of the Buyers.

                  (i) In the event: (x) the Seller breaches any of its representations, warranties, or covenants contained herein (other than the covenants in Sections 2 and 6 and any other covenants to be performed after the Closing, and the representations and warranties in Sections 3(a), 4(k), 4(o) and 4(p)); (y) there is an applicable survival period pursuant to Section 8(a); and (z) the Buyers make a written claim for indemnification against the Seller pursuant to
         Section 11(h) within such survival period, then the Seller agrees to indemnify the Buyer Indemnitees from and against any Adverse Consequences by reason of all Adverse Events to the extent they are caused proximately by the breach and suffered by such Buyer Indemnitees; provided, that the Seller shall not have any obligation to indemnify any Buyer Indemnitees from and against any such Adverse Consequences by reason of all Adverse Events (A) until the Buyer Indemnitees, in the aggregate, have suffered Adverse Consequences by reason of all Adverse Events and all Adverse Environmental Events in excess of the Deductible Amount (after which point the Seller will be obligated only to indemnify the Buyer Indemnitees from and against further such Adverse Consequences) or thereafter (B) to the extent the Adverse Consequences the Buyer Indemnitees, in the aggregate, have suffered by reason of all Adverse Events and all Adverse Environmental Events exceeds an aggregate ceiling amount equal to 20% of the Aggregate Purchase Price (after which point the Seller will have no obligation to indemnify the Buyer Indemnitees from and against further such Adverse Consequences).

                  (ii) In the event: (x) the Seller breaches any of its covenants in Sections 2 or 6 or any other covenants to be performed after the Closing, or any of its representations and warranties in Sections 3(a), 4(o) and 4(p); (y) there is an applicable survival period pursuant to Section 8(a) (which, as to the covenants in Sections 2 and 6 and any other covenants to be performed after the Closing, or as to any of the representations and warranties in Sections 3(a)(v), 4(o) and 4(p) shall be forever); and (z) the Buyers make a written claim for indemnification against the Seller pursuant to Section 11(h) within such survival period, then the Seller agrees to indemnify the Buyer Indemnitees from and against the entirety of any Adverse Consequences caused proximately by the breach and suffered by the Buyer Indemnitees. In addition, the Seller agrees to indemnify the Buyer Indemnitees from and against the entirety of any Adverse Consequences caused proximately by any Third Party Claim regarding Obligations assigned or intended to be assigned by East Breaks to an Affiliate of either the Seller or its members in connection with the Reorganization.

                  (iii) In the event: (x) the Seller breaches any of its representations and warranties in Section 4(k)); (y) there is an applicable survival period pursuant to Section 8(a); and (z) the Buyers make a written claim for indemnification against the Seller pursuant to Section 11(h) within such survival period, then the Seller agrees to indemnify the Buyer Indemnitees from and against 50% of the first $1,000,000 of any Adverse Consequences by reason of all Adverse Environmental Events to the extent they are caused proximately by the breach and suffered by such Buyer Indemnitees, in the aggregate; and thereafter, 100% of any Adverse Consequences by reason of all Adverse Environmental Events to the extent they are caused proximately by the breach and suffered by such Buyer Indemnitees, in the aggregate; provided, that the Seller shall not have any obligation to indemnify any Buyer Indemnitees from and against any such Adverse Consequences by reason of all Adverse Environmental Events to the extent the Adverse Consequences the Buyer Indemnitees, in the aggregate, have suffered by reason of all Adverse Events and all Adverse Environmental Events exceeds an aggregate ceiling amount equal to 20% of the Aggregate Purchase Price (after which point the Seller will have no obligation to indemnify the Buyer Indemnitees from and against further such Adverse Consequences).

                  (iv) The Seller will indemnify and hold harmless the Buyer Indemnitees (including each Acquired Company) against (A) joint and several liability with the Seller arising by reason of any Acquired Company having been a member of a "controlled group of partnerships," under "common control" or a member of an "affiliated service group" with the Seller within the meaning of Sections 414(c) or (m) of the Code, or having been required to be aggregated with the Seller under
         Section 414(o) of the Code, or having been under "common control" with the Seller, within the meaning of Section 4001(a)(14) of ERISA; (B) any Adverse Consequences to the extent they are caused proximately by and suffered by such Buyer Indemnitees as a direct result of Stingray's involvement as a named defendant in the action brought by Jack J. Grynberg that is described on Schedule 4(j).

                  (v) To the extent any Buyer Indemnitee becomes liable to, and is ordered to and does pay to any third party, punitive damages proximately caused by a material breach by the Seller of any representation, warranty or covenant contained in this Agreement, then such punitive damages shall be deemed actual damages to such Buyer Indemnitee and included within the definition of Adverse Consequences for purposes of this Section 8.

                  (vi) Except for the rights of indemnification provided in this Section 8, the Buyers hereby waive any claim or cause of action pursuant to common or statutory law or otherwise against the Seller arising from any breach by the Seller of any of its representations, warranties or covenants under this Agreement or the transactions contemplated hereby.

         (c) Indemnification Provisions for Benefit of the Seller.

                  (i) In the event: (x) any Buyer breaches any of its representations, warranties and covenants contained herein; (y) there is an applicable survival period pursuant to Section 8(a); and (z) any Seller makes a written claim for indemnification against any Buyer pursuant to Section 11(h) within such survival period, then Enterprise and Shell agree to indemnify the Seller Indemnitees from and against the entirety of any Adverse Consequences caused proximately by the breach and suffered by such Seller Indemnitees.

                  (ii) Except for those liabilities for which the Seller has agreed to indemnify the Buyer Indemnitees pursuant to Section 8(b), Enterprise and Shell agree to indemnify the Seller Indemnitees from and against the entirety of any Adverse Consequences relating in any way to the Acquired Interest, any Acquired Company, the Subject Assets, or the ownership and operation of any Acquired Company, whether arising before or after the Closing Date.

                  (iii) To the extent any Seller Indemnitee becomes liable to, and is ordered to and does pay to any third party, punitive damages proximately caused by a material breach by any Buyer of any representation, warranty or covenant contained in this Agreement, then such punitive damages shall be deemed actual damages to such Buyer Indemnitee and included within the definition of Adverse Consequences for purposes of this Section 8.

                  (iv) With respect to any and all indemnification payments for which Enterprise and Shell are liable under this Agreement, each such Party shall be responsible and liable for 50% of the aggregate amount of each such payment, and the liability of Enterprise and Shell shall be several, and not joint and several. The indemnification obligations of Enterprise and Shell are absolute, present and continuing obligations and are in no way conditional or contingent upon any other action, occurrence or circumstance whatsoever. It shall not be necessary for the Seller, in order to enforce such indemnification obligations of Enterprise and Shell, first to institute suit or exhaust its remedies against Starfish or any other Person with respect to the indemnity obligations.

                  (v) Except for the rights of indemnification provided in this Sections 8 and 9(f), the Seller hereby waives any claim or cause of action pursuant to common or statutory law or otherwise against the Buyers arising from any breach by any Buyer of any of its representations, warranties or covenants under this Agreement or the transactions contemplated hereby.

         (d) Matters Involving Third Parties.

                  (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing (although the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that the Indemnifying Party may have under this
         Section 8(d) except to the extent that such failure prejudices the Indemnifying Party).

                  (ii) The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party and provides a clear and unconditional release of the Indemnified Party.

                  (iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in subsection 8(d)(ii), the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

                  (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party which consent shall not be withheld or delayed unreasonably.

         (e) Determination of Amount of Adverse Consequences. The Adverse Consequences giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party (i.e. reduced by any insurance proceeds or other payment or recoupment received from any non-Affiliated third party insurance company (not to include captive Subsidiary insurance carriers), realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification net of any expenses related to the receipt of such proceeds, payment or recoupment, including retrospective premium adjustments, if any), and any reduction in Taxes of the Indemnified Party (or the affiliated group of which it is a member) occasioned by such loss or damage. The amount of the actual loss and the amount of the indemnity payment shall be computed by taking into account the timing of the loss or payment, as applicable, using a 10% interest or discount rate, as appropriate. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 8(e). An Indemnified Party shall take all commercially reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

         (f) Tax Treatment of Indemnity Payments. All indemnification payments made under this Agreement, including any payment made under Section 9(f) hereof, shall be treated as purchase price adjustments for Tax purposes.

         9. Tax Matters.

         (a) Post-Closing Tax Returns. The Buyers shall prepare or cause to be prepared and file or cause to be filed any Post-Closing Tax Returns of the Acquired Companies. The Buyers shall pay (or shall cause to be paid) any Taxes due with respect to such Tax Returns.

         (b) Pre-Closing Tax Returns. The Seller shall prepare or cause to be prepared and file or cause to be filed all Pre-Closing Tax Returns for the Acquired Companies. The Seller shall pay (or shall cause to be paid) any Taxes due with respect to such Tax Returns.

         (c) Straddle Periods. The Buyers shall be responsible for Taxes of the Acquired Companies related to the portion of any Straddle Period commencing after the Closing Date. The Seller shall be responsible for Taxes of the Acquired Companies relating to the portion of any Straddle Period commencing before and ending on the Closing Date. With respect to any Straddle Period, to the extent permitted by applicable Law, the Seller or the Buyers shall elect to treat the Closing Date as the last day of the Tax period. If applicable Law will not permit the Closing Date to be the last day of a period, then (i) real or personal property Taxes of the Acquired Companies shall be allocated based on the number of days in the partial period before and after the Closing Date,
(ii) in the case of all other Taxes based on or in respect of income, the Tax computed on the basis of the taxable income or loss of the Acquired Companies for each partial period as determined from their books and records, and (iii) in the case of all other Taxes, on the basis of the actual activities or attributes of the Acquired Companies for each partial period as determined from their books and records.

         (d) Straddle Returns. With respect to any Straddle Return, the Seller shall deliver, at least 45 days prior to the due date for filing such Straddle Return (including any extension) to the Buyers a Straddle Return, together with a statement setting forth the amount of Tax that the Seller owes, including the allocation of taxable income and Taxes under Section 9(c) and copies of such Straddle Return. The Buyers shall review such Straddle Returns and the allocation of taxable income and liability for Taxes and shall have the right to make any reasonable changes to such Straddle Returns. The Buyers shall notify the Seller of any changes to the Straddle Return no later than 15 days prior to the date for the filing of such Straddle Returns. The Seller and the Buyers agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Straddle Returns and allocation of taxable income and liability for Taxes and mutually to consent to the filing as promptly as possible of such Straddle Returns. Not later than five days before the due date for the payment of Taxes with respect to such Straddle Returns, the Seller shall pay or cause to be paid to the Buyers an amount equal to the Taxes as agreed to by the Buyers and the Seller as being owed by the Seller. If the Buyers and the Seller cannot agree on the amount of Taxes owed by the Seller with respect to a Straddle Return, the Seller shall pay to the Buyers the amount of Taxes reasonably determined by the Seller to be owed by the Seller. Within 10 days after such payment, the Seller and the Buyers shall refer the matter to an independent "Big-Five" accounting firm agreed to by the Buyer and the Seller to arbitrate the dispute. The Seller and the Buyers shall equally share the fees and expenses of such accounting firm and its determination as to the amount owing by the Seller with respect to a Straddle Return shall be binding on both the Seller and the Buyers. Within five days after the determination by such accounting firm, if necessary, the appropriate

Parties shall pay the other Parties any amount which is determined by such accounting firm to be owed. The Seller shall be entitled to reduce its obligation to pay Taxes with respect to a Straddle Return by the amount of any estimated Taxes paid with respect to such Taxes on or before the Closing Date.

         (e) Claims for Refund. The Buyers shall not, and shall cause the Acquired Companies and any of its Affiliates not, to file any claim for refund of taxes with respect to the Acquired Companies for whole or partial taxable periods on or before the Closing Date.

         (f) Indemnification. Each Buyer agrees to indemnify the Seller against all Taxes of or with respect to the Acquired Companies for any Post-Closing Tax Period and the portion of any Straddle Period ending after the Closing Date. The Seller agrees to indemnify the Buyers against all Taxes of or with respect to the Acquired Companies for any Pre-Closing Tax Period and the portion of any Straddle Period ending on or before the Closing Date.

         (g) Cooperation on Tax Matters.


                  (i) The Buyers and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyers and the Seller shall (A) retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any whole or partial taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyers or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Parties so requests, the Buyers or the Seller as the case may be, shall allow the other Parties to take possession of such books and records.

                  (ii) The Buyers and the Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  (iii) The Buyers and the Seller agree, upon request, to provide the other Parties with all information that any Party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

         (h) Certain Taxes. The Seller will file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Buyers will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

         (i) Confidentiality. Any information shared in connection with Taxes shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or reports, refund claims, tax audits, tax claims and tax litigation, or as required by Law.

         (j) Audits. The Seller and the Buyers shall provide prompt written notice to the others of any pending or threatened tax audit, assessment or proceeding that it becomes aware of related to the Acquired Companies for whole or partial periods for which it is indemnified by the other Parties hereunder. Such notice shall contain factual information (to the extent known) describing the asserted tax liability in reasonable detail and shall be accompanied by copies of any notice or other document received from or with any tax authority in respect of any such matters. If an indemnified party has knowledge of an asserted tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted tax liability, then (I) if the indemnifying party is precluded by the failure to give prompt notice from contesting the asserted tax liability in any forum, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted tax liability, and (II) if the indemnifying party is not so precluded from contesting, but such failure to give prompt notice results in a detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Section shall be reduced by the amount of such detriment, provided, the indemnified party shall nevertheless be entitled to full indemnification hereunder to the extent, and only to the extent, that such party can establish that the indemnifying party was not prejudiced by such failure. This Section 9(j) shall control the procedure for Tax indemnification matters to the extent it is inconsistent with any other provision of this Agreement.

         (k) Control of Proceedings. The Party responsible for the Tax under this Agreement shall control audits and disputes related to such Taxes (including action taken to pay, compromise or settle such Taxes). The Seller and the Buyers shall jointly control, in good faith with each other, audits and disputes relating to any Straddle Periods. Reasonable out of pocket expenses with respect to such contests shall be borne by the Seller and the Buyers in proportion to their responsibility for such Taxes as set forth in this Agreement. Except as otherwise provided by this Agreement, the noncontrolling Parties shall be afforded a reasonable opportunity to participate in such proceedings at its own expense.

         (l) Powers of Attorney. The Buyers, the Acquired Companies, and their Affiliates shall provide the Seller and its Affiliates with such powers of attorney or other authorizing documentation as are reasonably necessary to empower them to execute and file returns they are responsible for hereunder, file refund and equivalent claims for Taxes they are responsible for, and contest, settle, and resolve any audits and disputes that they have control over under Section 9(k) hereof (including any refund claims which turn into audits or disputes).

         (m) Remittance of Refunds. If the Buyers or any Affiliate of the Buyers (including the Acquired Companies) receives a refund of any Taxes that the Seller is responsible for hereunder, or if the Seller or any Affiliate of the Seller (other than the Acquired Companies) receives a refund of any Taxes that the Buyers are responsible for hereunder, the Party receiving such refund shall, within thirty days after receipt of such refund, remit it to the Party who has responsibility for such Taxes hereunder. For the purpose of this
Section 9(m), the term "refund" shall include a reduction in Tax and the use of an overpayment as a credit or other tax offset, and receipt of a refund shall occur upon the filing of a return or an adjustment thereto using such reduction, overpayment or offset or upon the receipt of cash.

         (n) Purchase Price Allocation. The Seller and the Buyers agree that the Purchase Price (as adjusted by the Net Increase Amount or the Net Decrease Amount, as applicable) and the Acquired Company Obligations will be allocated among the Subject Assets for all purposes (including Tax and financial accounting purposes) as jointly agreed between the Buyers and the Seller within ninety (90) days after the Closing Date. The Buyers, the Seller and their applicable Affiliates will file all Tax Returns (including amended Tax Returns and claims for refund) and information reports in a manner consistent with such allocation.

         (o) Closing Tax Certificate. At the Closing, the Seller shall deliver to the Buyers a certificate signed under penalties of perjury (i) stating that it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number and (iii) providing its address, all pursuant to Section 1445 of the Code.

         (p) Like-Kind Exchanges. The Buyers shall cooperate fully, as and to the extent reasonably requested by the Seller, in connection with enabling the transactions contemplated herein to qualify in whole or in part as a "like-kind" exchange pursuant to Section 1031 of the Code.

         10. Termination.

         (a) Termination of Agreement. The Parties may terminate this Agreement, as provided below:

                  (i) the Buyers and the Seller may terminate this Agreement by mutual written consent at any time before the Closing;

                  (ii) the Buyers may terminate this Agreement by giving written notice to the Seller at any time before Closing (A) in the event the Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Buyers have notified the Seller of the breach, the breach has continued without cure for a period of 10 days after the notice of breach and such breach would result in a failure to satisfy a condition to the Buyers' obligation to consummate the transactions contemplated hereby; (B) if the Closing shall not have occurred on or before 5:00 p.m. (Houston time) on March 16, 2001 (unless the failure results primarily from any Buyer itself breaching any representation, warranty or covenant contained in this Agreement); or (C) if any of the consents and approvals referred to in Schedule 5(b) are denied;

                  (iii) the Seller may terminate this Agreement by giving written notice to the Buyers at any time before the Closing (A) in the event any Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Seller has notified such Buyer of the breach, the breach has continued without cure for a period of 10 days after the notice of breach and such breach would result in a failure to satisfy a condition to the Seller's obligation to consummate the transactions contemplated hereby; (B) if the Closing shall not have occurred on or before 5:00 p.m. (Houston time) on March 16, 2001 (unless the failure results primarily from the Seller itself breaching any representation, warranty or covenant contained in this Agreement); (C) if the Seller believes in its reasonable good faith judgment that the transactions contemplated hereby will not receive all required approvals of the FTC; (D) if the Seller believes in its reasonable good faith judgment that the FTC will not accept the proposed consent agreement for public comment, in connection with the Merger Agreement, pursuant to Rule
         2.34 of the FTC Rules of Practice, 16 C.F.R. 2.34, as amended; (E) in the event the FTC fails to accept a consent agreement containing a consent order requiring the disposition by the Seller of at least some portion of the Acquired Interest; or (F) if either the Sailfish/Moray Purchase Agreement or the Manta Ray Agreement has terminated for any reason; and

                  (iv) the Buyers or the Seller may terminate this Agreement if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a), all rights and obligations of the Parties hereunder with respect to any Acquired Interest not theretofore sold to the Buyers hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided that the confidentiality provisions contained in the Confidentiality Agreement shall survive termination.

         11. Miscellaneous.

         (a) Use of El Paso Energy and ANR Marks. El Paso Energy Marks and ANR Marks will appear on some of the assets of each Acquired Company, including on signage throughout the real property of each Acquired Company, and on supplies, materials, stationery, brochures, advertising materials, manuals and similar consumable items of each Acquired Company. Each Buyer acknowledges and agrees that it obtains no right, title, interest, license or any other right whatsoever to use the El Paso Energy Marks or the ANR Marks. In furtherance thereof, the Buyers shall, (i) within 180 days after the date of termination of the Transition Services Agreement, remove the El Paso Energy Marks and the ANR Marks from the assets of each Acquired Company, including signage on the real and personal property of each Acquired Company, and, if required by the Seller in writing, provide written verification thereof to the Seller promptly after completing such removal and (ii) within 90 days after the date of termination of the Transition Services Agreement, return or destroy (with proof of destruction) all other assets of each Acquired Company that contain any El Paso Energy Marks or any ANR Marks that are not removable; provided, that if the return or destruction of any assets as described in subsection (ii) above is not physically possible or commercially reasonable, then the Buyers agree to use all commercially reasonable efforts to cover, replace or conceal all El Paso Energy Marks and ANR Marks on all such retained assets. Each Buyer agrees never to challenge the Seller or any of its Affiliates' ownership or El Paso Energy Corporation or The Coastal Corporation or any of their Affiliates' ownership of the El Paso Energy Marks or the ANR Marks, respectively, or any application for registration thereof or any registration thereof or any rights of the Seller or its Affiliates or El Paso Energy Corporation or The Coastal Corporation or their Affiliates therein as a result, directly or indirectly, of its ownership of each Acquired Company. The Buyers will not do any business or offer any goods or services under the El Paso Energy Marks or the ANR Marks. The Buyers will not send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any El Paso Energy Marks or any ANR Marks or otherwise operate any Acquired Company in any manner which would or might confuse any Person into believing that such Buyer has any right, title, interest, or license to use the El Paso Energy Marks or the ANR Marks.

         (b) Insurance. The Buyers acknowledge and agree that, following the Closing, any Subject Insurance Policies shall be terminated or modified to exclude coverage of all or any portion of any Acquired Company and any of the Subject Assets, by the Seller or El Paso Energy Corporation or The Coastal Corporation or any of their respective Affiliates (but no such termination shall adversely affect any claims of any Acquired Company existing at the Closing), and, as a result, the Buyers shall be obligated to obtain as of the Closing Date at their sole cost and expense replacement insurance, including insurance required by any third party to be maintained by any Acquired Company or covering any of the Subject Assets. The Buyers further acknowledge and agree that the Buyers may need to provide to certain Governmental Authorities and third parties evidence of such replacement or substitute insurance coverage for the continued operations of the businesses of each Acquired Company or any of the Subject Assets following the Closing. Notwithstanding Section 2(g)(ii), if any claims are made or losses occur as a result of actions or events occurring prior to the Closing Date that relate solely to the business activities of any Acquired Company and such claims, or the claims associated with such losses, properly may be made against the policies retained by the Seller or its Affiliates pursuant to Section 2(g)(ii) or under policies otherwise retained by the Seller or its Affiliates after the Closing, then the Seller shall use its reasonable commercial efforts so that each Acquired Company can file, notice, and otherwise continue to pursue these claims pursuant to the terms of such policies; provided, however, nothing in this Agreement shall require the Seller to maintain or to refrain from asserting claims against or exhausting any retained policies; provided further, that, to the extent any Acquired Company files, notices, or otherwise continues to pursue any claims under policies retained by the Seller or its Affiliates after the Closing as described above, the Buyers agree that none of the Seller or its Affiliates shall be responsible or liable for any deductible amount or other payment associated with such claims and that, if any such amounts are paid by the Seller or its Affiliates, the Buyers shall be liable to the Seller for all such amounts, including, but not limited to, from self-insurance retention or a Subsidiary insurance carrier of the Seller or any of its Affiliates. The Seller acknowledges that the Buyers shall have full rights to any insurance proceeds received after the Closing Date from any insurance policy in which any Acquired Company is listed as a named insured for claims that are made or losses that occur whether or not reported prior to the Closing Date and provided that such claims or losses are applicable to the Acquired Companies.

         (c) Press Releases and Public Announcements. Until the earlier to occur of (i) January 1, 2001 and (ii) the date of consummation of the merger of El Paso Energy Corporation and The Coastal Corporation, no Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided however, that no Party shall unreasonably withhold or delay its approval to any Party's request to make a public disclosure that such requesting Party believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities; and provided further however, that the Parties agree that, notwithstanding the provisions of the Confidentiality Agreement, Enterprise shall be permitted to confidentially disclose to Standard & Poor's, Moody's or any other rating agency, the potential acquisition that is the subject of this Agreement, but only if the confidential nature of such information is disclosed to such rating agency. After the earlier to occur of (i) the date of consummation of the merger of El Paso Energy Corporation and The Coastal Corporation and (ii) January 1, 2001, notwithstanding the terms of the Confidentiality Agreement, any Party may make any public disclosure it, in its sole discretion, wishes relating to the potential acquisition that is the subject of this Agreement (in which case the disclosing Party will advise the other Parties before making the disclosure).

         (d) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. The Seller or any Buyer may assign either this Agreement or any of its respective rights, interests or obligations hereunder to an Affiliate without the prior written approval of the other Parties; provided, that no such assignment will relieve the Seller or any Buyer from any of its respective obligations or liabilities hereunder. Except as provided in the foregoing sentence, neither of the Buyers nor the Seller may assign either this Agreement or any of its respective rights, interests or obligations hereunder without the prior written approval of the other Parties.

         (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together will constitute one and the same instrument.

         (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

  If to the Enterprise by Mail:               Enterprise Products Operating L.P.
  ----------------------------
                                              P.O. Box 4324
                                              Houston, Texas 77210-4324
                                              Attn: President
                                              Phone: (713) 880-6500
                                              Fax: (713) 880-6570

  If to the Enterprise by hand-delivery:      Enterprise Products Operating L.P.
  -------------------------------------
                                              2727 North Loop West, Suite 700
                                              Houston, Texas 77008
                                              Attn: President
                                              Phone: (713) 880-6500
                                              Fax: (713) 880-6570

  If to Shell:                                Shell Gas Transmission, LLC
  -----------
                                              1301 McKinney, Suite 700
                                              Attn:  President
                                              Houston, Texas 77010
                                              Phone: (713) 230-3107
                                              Fax: (713) 265-3107

  If to Starfish:                             Starfish Pipeline Company, LLC
  --------------
                                              c/o Shell Gas Transmission, LLC
                                              1301 McKinney, Suite 700
                                              Attn:  President
                                              Houston, Texas 77010
                                              Phone: (713) 230-3107
                                              Fax: (713) 265-3107

                                              with a copy to:

                                              Enterprise Products Operating L.P.
                                              P.O. Box 4324
                                              Houston, Texas 77210-4324
                                              Attn: President
                                              Phone: (713) 880-6500
                                              Fax: (713) 880-6570

  If to the Seller:                           Deepwater Holdings, L.L.C.
  ----------------
                                              El Paso Energy Building
                                              Attn:  President
                                              1001 Louisiana
                                              Houston, Texas 77002
                                              (713)420-2131

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the state of Texas without giving effect to any choice or conflict of law provision or rule (whether of the state of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the state of Texas .

         (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyers and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l) Transaction Expenses. Each of the Buyers and the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

         (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (o) Entire Agreement. THIS AGREEMENT (INCLUDING THE DOCUMENTS REFERRED TO HEREIN) CONSTITUTES THE ENTIRE AGREEMENT AMONG THE PARTIES AND SUPERSEDES ANY PRIOR UNDERSTANDINGS, AGREEMENTS, OR REPRESENTATIONS BY OR AMONG THE PARTIES, WRITTEN OR ORAL, TO THE EXTENT THEY HAVE RELATED IN ANY WAY TO THE SUBJECT MATTER HEREOF.

         (p) FTC Authorization. The Parties acknowledge that unless the FTC approves all of the transactions under the terms contemplated in this Agreement, the Parties will either (i) mutually agree to modify the terms of this Agreement pursuant to requests made by the FTC or (ii) terminate this Agreement in accordance with Section 10(a)(i).


                                     *****

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                  ENTERPRISE PRODUCTS OPERATING L.P.

                                        By:  ENTERPRISE PRODUCTS GP, LLC,
                                             its General Partner



                                  By:
                                           ------------------------------------
                                  Name:
                                           ------------------------------------
                                  Title:
                                           ------------------------------------



                                  SHELL GAS TRANSMISSION, LLC



                                  By:
                                           ------------------------------------
                                  Name:
                                           ------------------------------------
                                  Title:
                                           ------------------------------------



                                  STARFISH PIPELINE COMPANY, LLC



                                  By:
                                           ------------------------------------
                                  Name:
                                           ------------------------------------
                                  Title:
                                           ------------------------------------



                                  DEEPWATER HOLDINGS, L.L.C.



                                  By:
                                           ------------------------------------
                                  Name:
                                           ------------------------------------
                                  Title:
                                           ------------------------------------


                [Signature Page of Purchase and Sale Agreement]